Exhibit 10.28

FIFTH AMENDMENT TO CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of June 26, 2008 by and among ALBANY MOLECULAR RESEARCH, INC. (the “Borrower”), BANK OF AMERICA, N.A., in its capacity as Lender and Administrative Agent (each as hereinafter defined), JPMORGAN CHASE BANK, N.A. as Lender and RBS CITIZENS, NATIONAL ASSOCIATION, successor by merger to CITIZENS BANK OF MASSACHUSETTS, as Lender (collectively, the “Lenders”)

WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to a certain credit agreement dated as of February 12, 2003, as amended by a first amendment to credit agreement dated August 10, 2004, as amended by a second amendment to credit agreement dated June 30, 2005, as amended by a third amendment to credit agreement dated February 23, 2006 and as amended by a fourth amendment to credit agreement dated February 1, 2007 (as amended, the “Credit Agreement”)(all capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement); and

WHEREAS, the parties desire to modify the Credit Agreement in the manner hereinafter set forth;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby being acknowledged, the parties hereto agree as follows:

1.           The following definitions set forth in Section 1.01 of Article I of the Credit Agreement are hereby amended and restated in their entirety and shall read as follows:

“Adjusted LIBOR Rate” means with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period or, in the case of an Alternative Currency Borrowing when such Alternative Currency is Hungarian Forint, an interest rate per annum as determined by the Administrative Agent in its sole, reasonable discretion at such time, plus (b) the Applicable LIBOR Margin.

“Applicable LIBOR Margin” means the Applicable Margin set forth below corresponding to the Leverage Ratio most recently determined:

Leverage Ratio	Revolver Loan Applicable Margin
>=2.00 to 1.00	1.50%
>=1.50 to 1.00<2.00 to 1.00	1.25%
>=1.00 to 1.00<1.50 to 1.00	1.00%
<1.00 to 1.00	0.75%

Changes in the Applicable Margin resulting from changes in the Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Sections 5.01 (a) and (b) hereof (but in any event not later than the 60th day after the end of each of the first three Fiscal Quarters of the Borrower or the 120th day after the end of each Fiscal Year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Leverage Ratio most recently determined shall govern subject to retroactive adjustment upon the next succeeding delivery of said financial statements.  Each determination of the Leverage Ratio pursuant to this pricing grid shall be made with respect to the period of the prior four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

“Commitments” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Loan Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedules 2.01 and 2.02, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable.  The initial aggregate amount of the Lenders’ Commitments is $45,000,000.00.

“Required Lenders” means, at any time, Lenders having Revolving Loan Credit Exposure and unused Commitments representing at least sixty-six and two-thirds (66 2/3%) percent of the sum of the total Revolving Loan Credit Exposure and unused Commitments at such time.

“Revolving Credit Termination Date” means June 26, 2013 or such earlier date on which the Lender demands payment of and accelerates the Revolving Loan as provided herein.  On the Revolving Credit Termination Date, all Revolving Loans shall mature and all unpaid principal, accrued and unpaid interest and all other charges due hereunder and under any other loan document shall be due and payable in full.

“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans including the issuance of, or participation in, Letters of Credit, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Loan Commitment is $45,000,000.00

“Stated Maturity Date” means the Revolving Credit Termination Date.

2.           The following definitions are hereby added to Section 1.01 of Article I of the Credit Agreement and shall read as follows:

“Alternative Currency” means each of Euro, Hungarian Forint, Singapore Dollar and Yen.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to $20,000,000.00.  The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Revaluation Date” means (a) with respect to any Loan, each of the following:  (i) each date of a Borrowing of a Eurodollar Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurodollar Loan denominated in an Alternative Currency, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following:  (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the Issuer shall determine or the Required Lenders shall require.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Yen” and “¥” mean the lawful currency of Japan.

3.           The following definitions set forth in Section 1.01 of Article I of the Credit Agreement are hereby deleted in their entirety:

“Class”

“Term Loan”

“Term Loan Commitment”

“Term Loan Credit Exposure”

“Term Loan Maturity Date”

4.           The following Sections of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

SECTION 1.02 - “Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).”

SECTION 2.01(a) – “Revolving Loans.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Loan Credit Exposure exceeding such Lender’s Revolving Loan Commitment as set forth in Schedule 2.01 and (ii) the aggregate outstanding amount of all Revolving Loans denominated in an Alternative Currency shall not exceed the Alternative Currency Sublimit as set forth in Schedule 2.01.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.”

SECTION 2.02 – “Intentionally Omitted”

SECTION 2.03(b) – “The failure of any Lender to make any Loan, required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.”

SECTION 2.03(d) – At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000.00 and not less than $1,000,000.00.  At the time that each Base Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $50,000.00 and not less than $500,000.00; provided that a Base Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Loan Commitments.  Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurodollar Revolving Borrowings outstanding.

SECTION 2.04 - “Requests for Revolving Loans.  To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Loan, (b) in the case of a Base Rate Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Loan and (c) in the case of a Loan denominated in an Alternative Currency, not later than 11:00 a.m., New York City time four Business Days before the date of the proposed Loan.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03 and shall be in the form attached hereto as Exhibit B-1:

(i)	the aggregate amount of the requested Loan;

(ii)	the date of such Loan, which shall be a Business Day;

(iii)	whether such Loan is to be a Base Rate Loan or a Eurodollar Loan;

(iv)	in the case of a Eurodollar Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)	the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then the requested Borrowing shall be a Eurodollar Revolving Borrowing consisting of an Interest Period of one month’s duration.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.06(a) – “Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amount so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.”

SECTION 2.08(b) – “The Borrower may at any time terminate, or from time to time reduce, the Revolving Loan Commitment; provided that (i) each reduction of the Revolving Loan Commitment shall be in an amount that is an integral multiple of $1,000,000.00 and not less than $1,000,000.00 and (ii) the Borrower shall not terminate or reduce the Revolving Loan Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of (A) the Revolving Loan Credit Exposures would exceed the total Revolving Loan Commitment or (B) the sum of the Alternative Currency Credit Exposures would exceed the Alternative Currency Sublimit.”

SECTION 2.09(c) – “The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.”

SECTION 2.10(a) – “Optional Repayments.  (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing or Revolving Loan in whole or in part, subject to prior notice and application of payment in accordance with paragraph (b) of this Section without penalty or prepayment fee except as set forth in Section 2.15 hereof.

(ii)           The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 1l:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of a Base Rate Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.03.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.”

SECTION 2.10(b)(ii) – “Mandatory Prepayment of Revolving Loans, etc.  If on any date (after giving effect to any other payments on such date) the aggregate outstanding amount of all (i) Revolving Extensions of Credit of all Lenders exceeds the Revolving Loan Commitment as then in effect, the Borrower shall make a mandatory prepayment on such date of Revolving Loans or (ii) Loans denominated in Alternative Currencies at such time exceeds an amount equal to 100% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.”

SECTION 2.10(b)(ii) – “Intentionally Omitted”

SECTION 2.10(b)(iii) – “Intentionally Omitted”

SECTION 2.17(a) – “The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at One Kiernan Plaza, Albany, New York, except that payments pursuant to Sections 2.l4, 2.l5, 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.  Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  Except as otherwise expressly provided herein, all payments hereunder shall be made in dollars.”

SECTION 9.04(b)(ii)(B) – “each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;”

5.  SCHEDULE 2.01(a) to Credit Agreement shall be replaced by SCHEDULE 2.01(a) to attached hereto.

6.  SCHEDULE 2.02 to Credit Agreement is hereby deleted.

7.           The following Sections are hereby added to the Credit Agreement and shall read as follows:

“SECTION 1.05  Exchange Rates; Currency Equivalents. (a)  The Administrative Agent or the Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuer, as applicable.

(b)  Wherever in this Agreement in connection with a Committed Borrowing an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Committed Borrowing is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.”

“SECTION 1.06 Change of Currency. (a)  Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.

(b)  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)  Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.”

“SECTION 1.07 Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.”

“SECTION 4.02(c) – In the case of a Borrowing or a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Borrowing or a Letter of Credit to be denominated in the relevant Alternative Currency.”

8.           As consideration for the execution and delivery of this Amendment by the Administrative Agent and the Lenders, upon the execution and delivery of this Amendment by the Borrower, the Borrower shall pay to the Administrative Agent a renewal fee equal to $45,000.00 to be distributed to the Lenders by the Administrative Agent on a pro-rata basis based upon the respective Revolving Loan Commitments.

9.           The Borrower hereby represents and warrants as follows:

(i) The execution, delivery and performance of this Amendment has been authorized by all necessary corporate action on behalf of the Borrower and when executed and delivered, this Amendment will constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(ii) No event has occurred which by itself or with the giving of notice or the passage of time or both would constitute an Event of Default.

All representations and warranties set forth in Article III of the Credit Agreement are hereby restated and confirmed as of the date hereof.

10.           As modified hereby, all of the terms, provisions and conditions of the Credit Agreement are hereby ratified and confirmed.  In particular, Borrower acknowledges its continuing obligations under Section 5.09 of Article V of the Credit Agreement entitled “Additional Guarantors” which to reads as follows:

“The Borrower will give the Administrative Agent prompt written notice of the formation of any new Subsidiary.  With respect to all Domestic Subsidiaries, such notice shall be accompanied by a Guaranty in form acceptable to the Administrative Agent and a resolution of the Board of Directors of such Subsidiary authorizing such Subsidiary to execute and deliver to the Administrative Agent its unconditional written guarantee of the Loans and all related obligations of the Borrower to the Lenders and further authorizing such Subsidiary to be bound by and comply with all of the terms and provisions of the Credit Agreement to the same extent as the Guarantors.  Notwithstanding the foregoing, in the event that the Borrower and all existing Guarantors do not comprise 85% of each of (i) total consolidated sales, (ii) total consolidated assets and (iii) total consolidated EBIT, for the Borrower and all Subsidiaries, then within ten (10) days’ thereof, the Borrower shall deliver either (i) a Guaranty from each non-Domestic Subsidiary as set forth above or (ii) a valid and enforceable and perfected pledge of sixty five percent (65%) of the common stock of each non-Domestic Subsidiary.”

11.           This Amendment shall be governed exclusively by, and construed exclusively under, the laws of the State of New York.

12.           This Amendment may be executed in several counterparts, each of which shall constitute an original but when taken together shall constitute but one instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

ALBANY MOLECULAR RESEARCH, INC.

BY: /s/ Mark T. Frost
NAME: Mark T. Frost
TITLE: Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent and as Lender

BY: /s/ Christopher S. Allen
NAME: Christopher S. Allen
TITLE: Senior Vice President

JPMORGAN CHASE BANK, N.A.

BY: /s/ Paul M. Bilodeau
NAME: Paul M. Bilodeau
TITLE: Underwriter

RBS CITIZENS, NATIONAL ASSOCIATION

BY: /s/ Ann M. Meade
NAME: Ann M. Meade
TITLE: Senior Vice President

SCHEDULE 2.01

SCHEDULE 2.01 (a) to Credit Agreement dated as of dated as of February 12, 2003, as amended by a first amendment to credit agreement dated August 10, 2004, as amended by a second amendment to credit agreement dated June 30, 2005, as amended by a third amendment to credit agreement dated February 23, 2006, as amended by a fourth amendment to credit agreement dated February 1, 2007, and as amended by a fifth amendment to credit agreement dated June 26, 2008, by and among Albany Molecular Research, Inc., Bank of America, successor by merger to Fleet National Bank, RBS Citizens, National Association, successor by merger to Citizens Bank of Massachusetts and JPMorgan Chase Bank

Lender	Revolving Loan Credit Exposure
Bank of America	$15,000,000.00
Citizens Bank of Massachusetts	$15,000,000.00
JPMorgan Chase Bank	$15,000,000.00

Lender	Alternative Currency Credit Exposure
Bank of America	$6,666,666.68
Citizens Bank of Massachusetts	$6,666,666.66
JPMorgan Chase Bank	$6,666,666.66

*  The Alternative Currency Credit Exposure is a sub-facility under the Revolving Loan and is part of, and not in addition to, the Revolving Loan Commitments, which are $45,000,000.00.